Exhibit 99.1

PokerTek, Inc. Announces Exercise of Over-Allotment Option by Underwriter

Tuesday November 29, 5:29 pm ET

MATTHEWS, N.C.—(BUSINESS WIRE)—Nov. 29, 2005—PokerTek, Inc. (NASDAQ: PTEK—News) today announced that the underwriter has exercised the option to purchase 225,000 shares of common stock under the over-allotment option granted in connection with its initial public offering. Pursuant to this exercise, the underwriter purchased 225,000 of the 300,000 shares available under the over-allotment option at a price of $11 per share. The purchase resulted in approximately $2.2 million of net proceeds to the Company. Feltl and Company served as underwriter for the offering.

A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Sales of shares pursuant to this offering may be made only by means of the final prospectus forming a part of the effective registration statement, copies of which may be obtained by contacting Feltl and Company at 225 South Sixth Street, Suite 4200, Minneapolis, Minnesota 55402.

About PokerTek, Inc.

PokerTek, Inc. was formed to develop and market the PokerPro(TM) system, an electronic poker table designed to provide a fully-automated poker room environment, to tribal casinos, commercial casinos, and card clubs. The PokerPro(TM) system is was developed to increase casino revenue by increasing hands per hour, while helping to reduce the labor costs within poker rooms. The PokerPro(TM) system is also designed to increase players’ gaming experience by eliminating dealer and player mistakes, and eliminating the need for dealer tipping.

Certain statements in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. There can be no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: market acceptance, general economic conditions, industry trends, competitive conditions, regulatory developments and the additional factors and risks contained in the Company’s registration statement on Form S-1, as amended.

Contact:

PokerTek, Inc.

Chris Daniels, 704-849-0860

investor_relations@pokertek.com

http://www.pokertek.com